Information Architects Acquires ClearCast Communications Inc.

June 12, 2006 9:00AM ET

Information Architects (IA) (OTCBB: IACH), a leader in online information solutions, today announced the acquisition of ClearCast Communications Inc. The acquisition of ClearCast Communications is an excellent complement to Information Architect's existing capabilities and products.

The day-to-day operations of ClearCast Communications include broadcasting, communications and e-commerce. The technology empowered by ClearCast will allow Information Architects to immediately gain market share in broadcasting, strengthen other areas of operations and introduce new areas for expansion.

While focusing on Internet technology and deliverables, ClearCast combines the power of broadcast media, the web, Voice-Over-Internet Telephony, e-commerce and security to provide solutions that bring both consumers and business together in a common marketplace. With solutions for both businesses and consumers, ClearCast has developed a virtual "world trade center" on the web by providing the connectivity, the affiliations, the content through their IPTV portal of channels and the capability to conduct business electronically in an easy to navigate and secure environment.

The ClearCast portfolio of products and services delivers value through: Voice-Over-Internet-Service for business and residential users, IPTV, original broadcast content and print assets. ClearCast has a dedicated group working with philanthropic ventures that benefit causes such as wildlife conservation, cancer research and other charitable organizations.

"The acquisition of ClearCast by Information Architects is a watershed moment because it provides a mechanism to allow ClearCast to integrate and capitalize on an expanding viewer base with IA's other synergistic departments," states Chris Cornilles, President of ClearCast Communications.

"ClearCast completes a value proposition that IA has been working on to achieve and maintain a competitive advantage in the marketplace by providing a cast of products that continues to drive value to our business partners and consumer base. We are excited to bring ClearCast's IPTV portal of channels to IA and its other business verticals," added Todd K. Morgan, CEO of Information Architects.

About Information Architects

IA (www.ia.com) and its affiliates have been developing, delivering and supporting products that fulfill specific needs in a wide variety of industries. These solutions have been delivered over the web and are intended to reach a wider audience that would not normally have access to these services. Through its portfolio of companies IA is able to expand its reach to a larger and more diverse audience. Information Architects has recently expanded its operations to include the entertainment and publishing industry.

Release Disclaimer

The statements contained in this press release contain certain forward-looking statements, including statements regarding Information Architect's expectations, intentions, strategies and beliefs regarding the future. All statements contained herein are based upon information available to Information Architect's management as of the date hereof and actual results may vary based upon future events, both within and without the control of Information Architect's management.